HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 1 February 22, 2021	Exhibit 99.1

Contact:	Scott A. Roberts
Chief Financial Officer
(615) 301-3182
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations &
Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL-YEAR 2020 RESULTS

NASHVILLE, Tenn. (February 22, 2021)—HealthStream, Inc. (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2020. In this earnings release, results are presented for continuing operations only, unless otherwise indicated, as our results for the fourth quarter and full-year 2019 reflect a gain on the sale of our previously divested Patient Experience (PX) business included in discontinued operations.

Fourth Quarter 2020

•	Revenues of $61.8 million, down 1% from $62.7 million in the fourth quarter of 2019
•

Operating income of $1.1 million, down 66% from $3.3 million in the fourth quarter of 2019, which comparison was negatively impacted in the amount of $3.0 million by operating losses associated with the four companies we acquired during 2020 (driven in part by deferred revenue write-downs), along with diligence and other professional expenses associated with such acquisitions

•

Income from continuing operations of $0.9 million, down 74% from $3.6 million in the fourth quarter of 2019, which comparison was negatively impacted in the amount of $2.3 million associated with the factors noted above under operating income

•

Earnings per share (EPS) from continuing operations of $0.03 per share (diluted), compared to $0.11 per share (diluted) in the fourth quarter of 2019, which was negatively impacted in the amount of $0.07 associated with the factors noted above under operating income

•	Adjusted EBITDA[1] from continuing operations of $10.7 million, down 4% from $11.2 million in the fourth quarter of 2019
•	Completed the acquisition of ShiftWizard, Inc., a Raleigh, North Carolina-based company focused on providing a SaaS-based scheduling solution, on October 12, 2020 for approximately $32.0 million
•

Completed the acquisition of Change Healthcare’s staff scheduling business, which includes their ANSOSTM Staff Scheduling application and related products, on December 2, 2020 for approximately $67.5 million

•	Completed the acquisition of myClinicalExchange LLC, a Denver-based information technologies company, on December 10, 2020 for approximately $4.5 million

Full-Year 2020

•	Revenues of $244.8 million, down 4% from $254.1 million in 2019
•	Operating income of $15.8 million, up 7% from $14.7 million in 2019
•	Income from continuing operations of $14.1 million, down 1% from $14.2 million in 2019
•	Earnings per share (EPS) from continuing operations of $0.44 per share (diluted) for both 2020 and 2019
•	Adjusted EBITDA from continuing operations of $46.0 million, down 2% from $47.2 million in

1 Adjusted EBITDA from continuing operations is a non-GAAP financial measure. A reconciliation of adjusted EBITDA from continuing operations to income from continuing operations and disclosure regarding why we believe adjusted EBITDA from continuing operations provides useful information to investors is included later in this release.

HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 2 February 22, 2021

2019
•

Authorized a share repurchase program to repurchase up to $30.0 million of outstanding shares of common stock on March 13, 2020, with shares valued at approximately $20.0 million having been repurchased through the end of 2020.

2021 Event

•	Completed the acquisition of ComplyALIGN, a Chicago-based healthcare technology company, on January 19, 2021, for $2.0 million in cash

Financial Results:

Fourth Quarter 2020 Compared to Fourth Quarter 2019

Revenues for the fourth quarter of 2020 decreased by $0.9 million, or one percent, to $61.8 million, compared to $62.7 million for the fourth quarter of 2019.

Revenues from our Workforce Solutions segment were $49.7 million for the fourth quarter of 2020, compared to $50.9 million for the fourth quarter of 2019. The decrease in revenues from legacy resuscitation products drove this decline, as such products were $6.9 million in the fourth quarter of 2020 compared to $12.6 million in the fourth quarter of 2019, a decrease of $5.7 million. Other workforce revenues, including revenues from acquisitions during the fourth quarter of 2020 as well as revenues from our new American Red Cross Resuscitation Suite, increased by $4.5 million, or 12 percent, and included growth in platform and content subscriptions of $2.4 million, or seven percent, and revenues from acquisitions consummated during the fourth quarter of 2020 of $2.1 million, net of deferred revenue write-downs.

Revenues from our Provider Solutions segment were $12.1 million for the fourth quarter of 2020, compared to $11.8 million for the fourth quarter of 2019. Revenue growth of $0.3 million was primarily attributable to revenues from the CredentialMyDoc acquisition, which was completed in December 2019.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the fourth quarter of 2020 and 2019, HealthStream reported a reduction of $0.9 million and $51,000, respectively, to revenue and operating income, and a reduction of $0.7 million and $41,000, respectively, to net income, as a result of deferred revenue write-downs from acquisitions.

Operating income was $1.1 million for the fourth quarter of 2020, down 66 percent from $3.3 million for the fourth quarter of 2019. The decrease in operating income resulted primarily from lower revenues, increased operating expenses, and operating losses associated with four acquisitions we completed during 2020, driven in part by deferred revenue write-downs, diligence, and other professional costs associated with such acquisitions, and product development initiatives. The operating losses, after giving effect to deferred revenue write-downs, associated with the four companies we acquired during 2020 and such diligence and other professional costs had the impact of reducing operating income by approximately $3.0 million. Partially offsetting these declines in operating income were reductions in employee travel and tradeshow expenses of $1.7 million as a result of the COVID-19 pandemic.

Income from continuing operations was $0.9 million in the fourth quarter of 2020, down 74 percent from $3.6 million in the fourth quarter of 2019, and EPS from continuing operations was $0.03 per share (diluted) in the fourth quarter of 2020, compared to $0.11 per share (diluted) for the fourth quarter of 2019. Net income (from continuing and discontinued operations) was $0.9 million in the fourth quarter of 2020, compared to $3.7 million in the fourth quarter of 2019. EPS was $0.03 per share (diluted) for the fourth quarter of 2020, compared to $0.11 per share (diluted) for the fourth quarter of 2019.

HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 3 February 22, 2021

Adjusted EBITDA from continuing operations was $10.7 million for the fourth quarter of 2020, down four percent from $11.2 million in the fourth quarter of 2019.

At December 31, 2020, the Company had cash and cash equivalents and marketable securities of $46.5 million. Capital expenditures incurred during the fourth quarter of 2020 were $7.5 million.

Full-Year 2020 Compared to Full-Year 2019

For 2020, revenues were $244.8 million, a decrease of four percent from revenues of $254.1 million for 2019. Operating income for 2020 increased by seven percent to $15.8 million, compared to $14.7 million for 2019. Income from continuing operations for 2020 was $14.1 million, down one percent from $14.2 million for 2019. Earnings per share from continuing operations were $0.44 per share (diluted) for both 2020 and 2019. Net income for 2020 was $14.1 million, compared to $15.8 million for 2019. Earnings per share were $0.44 per share (diluted) for 2020, compared to $0.49 per share (diluted) for 2019. Adjusted EBITDA from continuing operations decreased by two percent to $46.0 million for 2020, compared to $47.2 million for 2019. Adjusted EBITDA decreased to $46.0 million for 2020, compared to $49.2 million for 2019.

Other Business Updates

At December 31, 2020, we had approximately 4.22 million contracted subscriptions to hStream™, our Platform-as-a-Service technology. hStream technology enables healthcare organizations and their respective workforces to easily connect to and gain value from the growing HealthStream ecosystem of applications, tools, data, and content.

On March 13, 2020, the Company’s Board of Directors authorized a share repurchase program to repurchase up to $30.0 million of outstanding shares of common stock. Pursuant to this authorization, the Company acquired shares valued at $3.6 million in the fourth quarter, for a total amount repurchased of $20.0 million through the end of the fourth quarter, and may continue to make such purchases in the open market through privately negotiated transactions or otherwise, including under a Rule 10b5-1 plan. The share repurchase program will terminate on the earlier of March 12, 2021 or when the maximum dollar amount has been expended. The share repurchase program does not require the Company to acquire any amount of shares and may be suspended or discontinued at any time.

On October 12, 2020, the Company acquired ShiftWizard, Inc., a Raleigh, North Carolina-based company focused on providing a SaaS-based solution that integrates key workforce management capabilities, including scheduling, productivity, and forecasting, for approximately $32.0 million in cash, subject to working capital and other customary purchase price adjustments. This acquisition adds a new enterprise solution to the Company’s workforce offerings supporting healthcare professionals and their management in effective staff scheduling—where administrative work is reduced, cost-savings are gained, and productivity data is made readily accessible to managers.

On December 2, 2020, the Company acquired all of the equity interests of Change Healthcare’s staff scheduling business, consisting of the ANSOSTM Staff Scheduling application and related products. The consideration paid for ANSOS consisted of $67.5 million in cash, subject to a working capital and other customary purchase price adjustments. ANSOS is an enterprise solution for healthcare providers that want to anticipate workload requirements, manage labor costs, apply complex work rules, and meet credential requirements for shifts—all for the purpose of optimizing staff deployment.

On December 10, 2020, the Company acquired substantially all of the assets of myClinicalExchange, LLC, a Denver, Colorado-based information technologies company offering a SaaS-based solution

HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 4 February 22, 2021

that allows healthcare organizations to track, manage, and report the intern and clinical rotation educational requirements of medical, nursing, and allied healthcare students, as well as host required documentation for medical residents. The consideration paid for myClinicalExchange consisted of $4.5 million in cash, subject to customary purchase price adjustments.

First Quarter 2021 Event

On January 19, 2021, the Company acquired the issued and outstanding equity of ProcessDATA, Ltd. (d/b/a ComplyALIGN and HospitalPORTAL), a Chicago-based healthcare technology company, for $2.0 million in cash, subject to customary purchase price adjustments. This acquisition adds an innovative, SaaS-based policy management system to our suite of solutions for healthcare organizations. ComplyALIGN also does business as HospitalPORTAL, which focuses on hospital intranet solutions that integrate with ComplyALIGN’s policy management system.

Financial Outlook for 2021

The Company is providing guidance for 2021 for the measures set forth below, including adjusted EBITDA, a non-GAAP financial measure as defined later in this release. For a reconciliation of projected adjusted EBITDA to projected net loss (the most comparable GAAP measure) for 2021, see the table included on page 11 of this release.

	Full Year 2021 Guidance
Revenue	Low		High
Workforce Solutions	$195.0	-	$203.0	million
Provider Solutions	47.5	-	49.5	million
Consolidated	$242.5	-	$252.5	million

Adjusted EBITDA[1]	$34.0	-	$38.3	million

Capital Expenditures	$25.0	-	$27.0	million
1	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of projected adjusted EBITDA to projected net loss (the most comparable GAAP measure) is included later in this release.

The Company’s guidance for 2021 as set forth above reflects the Company’s assumptions regarding, among other things, the COVID-19 pandemic as noted below, anticipated integration costs and additional investments in sales, marketing, and product development in 2021 for recently acquired companies, and estimated deferred revenue write-downs of $4.3 to $5.3 million during 2021 as the result of recent acquisitions, which would result in reductions to net revenues and operating income in such amount during 2021.

The Company’s financial guidance assumes that public health conditions associated with the pandemic and general economic conditions (including conditions impacting healthcare organizations) continue to improve over the course of the year, including that COVID-19 vaccines are successfully distributed and perform according to current expectations and that new variants of the virus, or other unknown variants, do not further impede recovery from the pandemic.

Robert A. Frist, Jr., Chief Executive Officer, HealthStream, said “In 2020, we launched a new solution suite focused on nurse & staff scheduling that was formed from three acquisitions made during the year: NurseGrid, ShiftWizard, and ANSOS and is being led by Senior Vice President, Scott McQuigg. Another acquisition in December was made, as well as another one in January, both adding to our workforce solutions. In 2020 alone, over 180 new contracts were signed for our American Red Cross resuscitation suite. Subscriptions of our PaaS-enabled hStream platform exceeded four million by the end of the year—and is now led by Senior Vice President, Kevin O’Hara.”

HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 5 February 22, 2021

Frist added, “2020 was also a year of great technology innovations for the Company. In the fourth quarter, fifteen Brandon Hall industry awards were bestowed upon HealthStream, recognizing a half-dozen of our products for their innovation and effectiveness in healthcare organizations. HealthStream was also awarded two patents for its innovations in the fourth quarter. This past year has been very busy with many significant developments that position us well for 2021 and thereafter.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Scott A. Roberts, Chief Financial Officer and Senior Vice President, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Tuesday, February 23, 2021, at 9:00 a.m. (ET). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #4689062) for U.S. and Canadian callers and 404-537-3406 (conference ID #4689062) for international callers.

Use of Non-GAAP Financial Measures

This press release presents adjusted EBITDA from continuing operations and adjusted EBITDA, both of which are non-GAAP financial measures used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income excluding the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses and before interest, income taxes, stock based compensation, depreciation and amortization, changes in fair value of non-marketable equity investments, and the de-recognition of non-cash royalty expense resulting from our resolution of a mutual disagreement related to various elements of a past partnership which resulted in a reduction to cost of sales in the first quarter of 2020 (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain GAAP accounting, non-cash and non-operating items which may not, in any such case, fully reflect the underlying operating performance of our business. Management also believes that adjusted EBITDA from continuing operations is a useful measure for evaluating the operating performance of the Company because such measure excludes the results of operations of the PX business that we no longer own and the gain on sale in connection with the sale of such business in February 2018 and thus reflects the Company’s ongoing business operations and assists in comparing the Company’s results of operations between periods. We also believe that adjusted EBITDA and adjusted EBITDA from continuing operations are useful to many investors to assess the Company’s ongoing results from current operations.

The Company has revised its definition of adjusted EBITDA and adjusted EBITDA from continuing operations to adjust for the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses, and has made this update for the calculation of such non-GAAP financial measures for all periods presented herein.  Following the completion of any acquisition by the Company, the Company must record the acquired deferred revenue at fair value as defined in GAAP, which may result in a write-down of deferred revenue. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods.  Revenue for any such acquired business is deferred and is typically recognized over a one-to-two year period following the completion of any particular acquisition, so our GAAP revenues for this one-to-two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. Management

HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 6 February 22, 2021

believes that including an adjustment in the definition of adjusted EBITDA for the impact of the deferred write-downs associated with fair value accounting for acquired businesses provides useful information to investors because the deferred revenue write-down recognized in periods after an acquisition may, given the nature of this non-cash accounting impact, cause our GAAP financial results during such periods to not fully reflect our underlying operating performance and thus adjusting for this amount may assist in comparing the Company’s results of operations between periods.

Adjusted EBITDA and adjusted EBITDA from continuing operations are non-GAAP financial measures and should not be considered as measures of financial performance under GAAP. Because adjusted EBITDA and adjusted EBITDA from continuing operations are not measurements determined in accordance with GAAP, such non-GAAP financial measures are susceptible to varying calculations. Accordingly, adjusted EBITDA and adjusted EBITDA from continuing operations, as presented, may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools.

These non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted EBITDA to net income (loss) (the most comparable GAAP measure) and adjusted EBITDA from continuing operations to net income (loss) from continuing operations (the most comparable GAAP measure), which are set forth below in this release.

HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 7 February 22, 2021

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, nurse & staff scheduling, clinical education, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. HealthStream’s corporate office is in Nashville, Tennessee. For more information, visit http://www.healthstream.com or call 800-521-0574.

HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 8 February 22, 2021

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues, net	$61,818	$62,695	$244,826	$254,112
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	22,736	24,875	89,332	103,890
Product development	8,815	7,346	32,305	29,109
Sales and marketing	9,010	9,601	35,297	37,945
Other general and administrative expenses	11,936	10,296	41,885	40,579
Depreciation and amortization	8,184	7,240	30,189	27,869
Total operating costs and expenses	60,681	59,358	229,008	239,392

Operating income	1,137	3,337	15,818	14,720

Other (expense) income, net	(1)	681	2,005	3,209

Income from continuing operations before income tax provision	1,136	4,018	17,823	17,929
Income tax provision	213	464	3,732	3,733
Income from continuing operations	923	3,554	14,091	14,196
Discontinued operations
Gain on sale of discontinued operations	—	93	—	2,053
Income tax (benefit) provision	—	(36)	—	479
Income from discontinued operations	—	129	—	1,574
Net income	$923	$3,683	$14,091	$15,770

Earnings per share – basic:
Continuing operations	$0.03	$0.11	$0.44	$0.44
Discontinued operations	—	—	—	0.05
Earnings per share - basic	$0.03	$0.11	$0.44	$0.49

Earnings per share - diluted:
Continuing operations	$0.03	$0.11	$0.44	$0.44
Discontinued operations	—	—	—	0.05
Earnings per share - diluted	$0.03	$0.11	$0.44	$0.49

Weighted average shares of common stock outstanding:
Basic	31,552	32,379	31,960	32,372
Diluted	31,594	32,465	31,989	32,428

HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 9 February 22, 2021

HEALTHSTREAM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$36,566	$131,538
Marketable securities	9,928	41,328
Accounts and unbilled receivables, net	46,100	30,376
Prepaid and other current assets	22,131	21,330
Total current assets	114,725	224,572

Capitalized software development, net	26,631	21,445
Property and equipment, net	22,218	26,065
Operating lease right of use assets, net	28,081	29,615
Goodwill and intangible assets, net	279,155	162,277
Deferred tax assets	974	269
Deferred commissions	19,907	17,645
Other assets	8,622	7,656
Total assets	$500,313	$489,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$38,266	$39,674
Deferred revenue	81,176	65,511
Total current liabilities	119,442	105,185
Deferred tax liabilities	14,523	13,183
Deferred revenue, non-current	1,603	1,918
Operating lease liability, non-current	28,479	30,733
Other long-term liabilities	2,204	357
Total liabilities	166,251	151,376

Shareholders’ equity:
Common stock	271,784	290,021
Accumulated other comprehensive income	1	4
Retained earnings	62,277	48,143
Total shareholders’ equity	334,062	338,168
Total liabilities and shareholders' equity	$500,313	$489,544

HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 10 February 22, 2021

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 31,	December 31,
	2020	2019
Operating activities:
Net income	$14,091	$15,770
Income from discontinued operations	—	(1,574)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,189	27,869
Amortization of deferred commissions	8,768	8,305
Stock based compensation	2,217	4,244
Deferred income taxes	4,295	2,167
Provision for doubtful accounts	274	211
Gain on equity method investments	51	(64)
Non-cash royalty expense	(3,440)	—
Change in fair value of non-marketable equity investments	(1,181)	—
Other	347	(72)
Changes in assets and liabilities:
Accounts and unbilled receivables	(2,992)	11,605
Deferred commissions	(11,030)	(9,479)
Prepaid and other assets	(700)	6,518
Accounts payable, accrued and other liabilities	(3,548)	2,077
Deferred revenue	(1,467)	(1,920)
Net cash provided by operating activities	35,874	65,657

Investing activities:
Business combinations, net of cash acquired	(121,342)	(27,018)
Proceeds from sale of discontinued operations, net of tax	—	6,070
Changes in marketable securities	30,992	(6,739)
Proceeds from sale of fixed assets	—	15
Payments to acquire non-marketable equity investments	(1,257)	(3,342)
Purchases of property and equipment	(1,988)	(21,997)
Payments associated with capitalized software development	(16,815)	(14,513)
Net cash used in investing activities	(110,410)	(67,524)

Financing activities:
Proceeds from exercise of stock options	—	214
Taxes paid related to net settlement of equity awards	(435)	(1,034)
Payment of earn-out related to prior acquisitions	—	(38)
Repurchases of common stock	(20,019)	—
Payment of cash dividends	(40)	(58)
Net cash used in financing activities	(20,494)	(916)

Effect of exchange rate changes on cash and cash equivalents	58	—
Net decrease in cash and cash equivalents	(94,972)	(2,783)
Cash and cash equivalents at beginning of period	131,538	134,321
Cash and cash equivalents at end of period	$36,566	$131,538

HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 11 February 22, 2021

Reconciliation of GAAP to Non-GAAP Financial Measures(1)

Operating Results Summary

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
GAAP income from continuing operations	$923	$3,554	$14,091	$14,196
Deferred revenue write-down	919	51	1,274	280
Interest income	(74)	(733)	(993)	(3,272)
Interest expense	19	26	96	102
Income tax provision	213	464	3,732	3,733
Stock based compensation expense	553	601	2,218	4,244
Depreciation and amortization	8,184	7,240	30,189	27,869
Change in fair value of non-marketable equity investments	—	—	(1,181)	—
Non-cash royalty expense	—	—	(3,440)	—
Adjusted EBITDA from continuing operations	$10,737	$11,203	$45,986	$47,152

GAAP net income	$923	$3,683	$14,091	$15,770
Deferred revenue write-down	919	51	1,274	280
Interest income	(74)	(733)	(993)	(3,272)
Interest expense	19	26	96	102
Income tax provision	213	428	3,732	4,212
Stock based compensation expense	553	601	2,218	4,244
Depreciation and amortization	8,184	7,240	30,189	27,869
Change in fair value of non-marketable equity investments	—	—	(1,181)	—
Non-cash royalty expense	—	—	(3,440)	—
Adjusted EBITDA	$10,737	$11,296	$45,986	$49,205

(1)This press release presents adjusted EBITDA and adjusted EBITDA from continuing operations, which are non-GAAP financial measures used by management in analyzing its financial results and ongoing operational performance.

HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 12 February 22, 2021

Reconciliation of GAAP to Non-GAAP Financial Measures

Financial Outlook for 2021

(In thousands)

(Unaudited)

	Low	High
Net loss	$(7,200)	$(4,200)
Deferred revenue write-down	5,300	4,300
Interest income	(100)	(100)
Interest expense	100	100
Income tax benefit	(2,500)	(1,500)
Stock based compensation expense	2,400	2,700
Depreciation and amortization	37,000	38,000
Reversal of PTO accrual	(1,000)	(1,000)
Adjusted EBITDA	$34,000	$38,300

HealthStream Announces Fourth Quarter and Full-Year 2020 Results Page 13 February 22, 2021

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for financial performance for 2021 as well as the anticipated impact of the COVID-19 pandemic on our financial results, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of developments related to the COVID-19 pandemic, including, without limitation, related to the length and severity of the pandemic; the timing and availability of medical treatments and vaccines with respect to COVID-19; the timing and effectiveness of the ongoing rollout of currently available vaccines; the spread of potentially more contagious and/or virulent forms of the virus; business and economic conditions resulting from the pandemic; the impact on the pandemic on healthcare organizations; measures we are taking to respond to the pandemic; the impact of governmental action and regulation in connection with the pandemic (including the CARES Act); potential workforce disruptions; and the disruption in capital and financial markets; as well as risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020, the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2020, filed on October 29, 2020, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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